UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2007 (November 2, 2007)

GEVITY HR, INC.

(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(Address of principal executive offices / Zip Code)

(941)  741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Officers

In connection with the resignation of Erik Vonk as Chief Executive Officer and Chairman of the Board of Gevity HR, Inc. (the “Company”) effective October 18, 2007 (the “Severance Date”), Mr. Vonk and the Company entered into a Separation Agreement and Full and Final Release of Claims, dated November 2, 2007 (the “Separation Agreement”). The Separation Agreement provides that the Company will pay Mr. Vonk a total of $1,500,000 through October 18, 2009, together with health and welfare benefits through that period of time. The Separation Agreement also provides an extension of Mr. Vonk’s 90 day option exercise period (i) to the period ending on the first anniversary of the Severance Date to exercise (a) the option granted to him on March 21, 2002 to purchase 100,000 shares of Company stock at a per share price of $3.02 and (b) the option granted to him on May 30, 2002 to purchase 900,000 shares of Company stock at a per share price of $3.90 and (ii) to the period ending on the second anniversary of the Severance Date to exercise (a) the option granted to him on December 15, 2003 (but only to the extent vested as of the Severance Date with respect to the right to purchase 68,181 of Company stock at a per share price of $21.85), (b) the option granted to him on February 15, 2005 (but only to the extent vested as of the Severance Date with respect to the right to purchase 57,937 shares of Company stock at a per share price of $21.14), and (c) the option granted to him on February 22, 2006 (but only to the extent vested as of the Severance Date with respect to the right to purchase 34,762 shares of Company stock at a per share price of $29.22).

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which the Company intends to file in its next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.
(Registrant)

Dated: November 5, 2007	By:	/s/ Edwin E. Hightower, Jr.
	Name:	Edwin E. Hightower, Jr.
	Title:	Vice President and General Counsel